EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 23, 2008 (which includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Statement No. 158 and FASB Interpretation No. 48 in 2008; and FASB Statement No. 123(R) in 2006), accompanying the consolidated financial statements included in the Annual Report of Magyar Bancorp, Inc. and subsidiary on Form 10-K for the year ended September 30, 2008.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Magyar Bancorp, Inc. on Form S-8 (File No. 333-149297, effective February 19, 2008).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
December 23, 2008